September 19, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Intraware, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Intraware, Inc. dated September 18, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Item 4.01(a) Changes in Registrant's Certifying Accountant.

On September 18, 2006, Intraware Inc., ("Intraware" or the "Company") dismissed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as its Independent Registered Public Accounting Firm, effective immediately. The decision was approved by the Company's Audit Committee and its Board of Directors.

PricewaterhouseCoopers' reports on Intraware's financial statements for the fiscal years ended February 28, 2006 and February 28, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During Intraware's fiscal years ended February 28, 2006 and 2005 and through September 18, 2006: (i) there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference thereto in its reports on the financial statements for such years; and (ii) there were no "reportable events", as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Intraware has provided PricewaterhouseCoopers with a copy of the above disclosures, and has requested that PricewaterhouseCoopers furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers agrees with the above statements. A copy of this letter, dated September 20, 2006, is filed as Exhibit 16 hereto.

Item 4.01(b) Changes in Registrant's Certifying Accountant.

      On September 18, 2006, the Company engaged the registered public accounting firm of BDO Seidman LLP ("BDO Seidman") as its new Independent Registered Public Accounting Firm, effective immediately. Intraware has not consulted with BDO Seidman during the Company's fiscal years ended February 28, 2006 and 2005 or through September 18, 2006 regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion BDO Seidman might render on Intraware's financial statements or regarding any of the matters described in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-X.